UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2775
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 633-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 4, 2010, DCP Midstream Partners, LP (the “Partnership”) entered into a transaction (the “Transaction”) with DCP Midstream, LLC (“Midstream”), which is scheduled to close in January 2011. In the transaction the Partnership will acquire a 33.33% interest in the Southeast Texas Midstream Business for $150 million (the “Joint Venture”). The Joint Venture is a fully integrated midstream business which includes: 675 miles of natural gas pipelines; three natural gas processing plants totaling 350 MMcf/d of processing capacity; natural gas storage assets with 9 Bcf of existing storage capacity; and NGL market deliveries direct to Exxon Mobil and to Mont Belvieu via the Partnership’s Black Lake NGL pipeline.

As part of the closing of the Transaction, the assets, liabilities and operations of the Joint Venture, except for any financial derivative instruments and certain working capital and other liabilities, will reside in a new legal entity, DCP Southeast Texas Holdings, GP. The Partnership will own a 33.33% interest and Midstream will own, through two legal entities, a 66.67% interest in DCP Southeast Texas Holdings, GP. The Joint Venture does not currently and is not expected to have any employees. Midstream and its affiliates’ employees are responsible for conducting the Joint Venture’s business and operating its assets.

The Joint Venture will be managed by a three-member management committee, consisting of one representative from each owner. The members of the management committee have voting power corresponding to their respective ownership interests in the Joint Venture. Most significant actions relating to the Joint Venture require the unanimous approval of the owners. The Joint Venture must make quarterly distributions of available cash (generally, cash from operations less required and discretionary reserves) to its owners. The management committee, by majority approval, will determine the amount of the distributions. Calls for capital contributions are determined by a vote of the management committee and require unanimous approval of the owners except in certain situations, such as the breach or default of a material agreement or payment obligation, that are reasonably likely to have a material adverse effect on the business, operations or financial condition of the Joint Venture.

Distributions to the Partnership will generally approximate the Partnership’s share of earnings from unconsolidated affiliates of the Joint Venture plus depreciation and amortization expense and other non-cash charges of the Joint Venture. The terms of the joint venture agreement provide that distributions to us from the Joint Venture for the first seven years related to storage and transportation gross margin will be pursuant to a fee-based agreement, based on storage capacity and tailgate volumes. Distributions related to the gathering and processing business, along with reductions for all expenditures, will be pursuant to our and Midstream’s respective ownership interests.

Midstream currently directly or indirectly owns 100% of DCP Midstream GP, LLC, the general partner of the Partnership’s general partner (the “General Partner”). Accordingly, the conflicts committee of the General Partner’s Board of Directors recommended approval of the Transaction. The conflicts committee, a committee of independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the Transaction.

The Transaction shall be consummated pursuant to a Purchase and Sale Agreement and a Contribution Agreement, each of which were dated as of November 4, 2010. A copy of the Purchase and Sale Agreement and the Contribution Agreement are attached hereto as Exhibits 2.1 and 2.2, respectively, and are incorporated by reference herein. The foregoing description of the terms of the Transaction is qualified in its entirety by reference to these exhibits. The Transaction is subject to customary closing conditions and there is no assurance that it will be completed or that anticipated benefits of the Transaction will be realized.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 2.1	Purchase and Sale Agreement by and among DCP Midstream, LLC and DCP Midstream Partners, LP dated as of November 4, 2010.

Exhibit 2.2	Contribution Agreement by and between DCP Southeast Texas, LLC and DCP Partners SE Texas LLC dated as of November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Midstream Partners, LP

	By:	DCP Midstream GP, LP
its General Partner

	By:	DCP Midstream GP, LLC
its General Partner

Date: November 8, 2010	/s/ Angela A. Minas
	Name:	Angela A. Minas
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 2.1	Purchase and Sale Agreement by and among DCP Midstream, LLC and DCP Midstream Partners, LP dated as of November 4, 2010.

Exhibit 2.2	Contribution Agreement by and between DCP Southeast Texas, LLC and DCP Partners SE Texas LLC dated as of November 4, 2010.

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